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                               OPPOSITION NOTICE

To: Chun Holdings Ltd.


     Re: ORDINARY SHARES OF B.V.R. SYSTEMS (1998) LTD. (THE "COMPANY")


Dear Madam/Sir:


WHEREAS Pursuant to the Offer to Purchase dated November 21, 2003, published by Chun Holdings Ltd. (the "OFFEROR"), the Offeror has initiated a special purchase offer (the "TENDER OFFER") to purchase all of the outstanding Ordinary Shares of the Company, par value 1.0 NIS per share, at a price of $0.18 per share, in cash and without interest; and

WHEREAS Under Section 328 of its Israeli Companies Law, all shareholders of the Company have an opportunity to state whether they accept or oppose the Tender Offer; and

WHEREAS The Offeror may complete the Tender Offer only if the number of shares stated to accept the Tender Offer is a majority among the total shares stated, not taking into account shares held by any controlling shareholder of the Company and their affiliates and shares held by the Offeror or persons on its behalf; and

WHEREAS I am the owner and holder of Ordinary Shares, par value NIS 1.00 per share, of the Company (the "SHARES").

I hereby inform you that I wish to oppose the Tender Offer as to my Shares.


I understand that by completing this Opposition Notice I will be unable to tender any Shares in connection with the Tender Offer.



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                                              Full Name



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                                              I.D.



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                                              Signature/Company Seal



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                                              Date